EXHIBIT 99.1

Contact:              Joe Schierhorn, Chief Financial Officer

          (907) 261-3308

NEWS RELEASE

Northrim BanCorp Earns $3.5 Million, or $0.53 Per Diluted Share, in Second Quarter of 2013

ANCHORAGE, Alaska—July 23, 2013 -- Northrim BanCorp, Inc. (NASDAQ:NRIM) today reported net profits of $3.5 million, or $0.53 per diluted share in the second quarter of 2013, compared to  $2.7 million, or $0.41 per diluted share in the first quarter of 2013 and $3.1 million, or $0.48 per diluted share in the second quarter of 2012.  Growth in average loan balances, improvement in loan quality, and continued contributions from affiliated companies generated the growth in net profits in the second quarter and first six months of 2013 as compared to similar periods in 2012.  In the first six months of 2013, Northrim earned $6.2 million, or $0.94 per diluted share, compared to $5.7 million, or $0.87 per diluted share in the first six months of 2012.

“The recently passed decrease in oil tax rates is showing early signs of success in attracting new capital for energy exploration and production in Alaska,” said Marc Langland, Chairman, President and CEO of Northrim Bancorp.  “Major energy producers have announced plans for significant new drilling programs, which bodes well for the future health of Alaska’s economy.”

Financial Highlights (at or for the period ended June 30, 2013, compared to March 31, 2013, and June 30, 2012)

•	Diluted earnings per share were $0.53 in the second quarter of 2013, up 29% from $0.41 per diluted share in the preceding quarter and 10% from $0.48 per diluted share in the second quarter of 2012.
•

Total revenues, which include net interest income plus other operating income, increased 7% to $14.6 million in the second quarter of 2013, compared to $13.7 million in the first quarter of 2013, and up 3% from $14.2 million in the second quarter of 2012.

•	Net interest income was $10.9 million in the second quarter of 2013, compared to $10.6 million in the preceding quarter and $10.5 million in the second quarter a year ago.
•

Other operating income, which includes revenues from financial services affiliates, service charges, and electronic banking, contributed 25% to total revenues in second quarter of 2013, compared to 23% in the first quarter and 26% of second quarter revenues in 2012.

•

Northrim paid a quarterly cash dividend of $0.15 per share in June of 2013, up 15% from the $0.13 per share quarterly cash dividend paid in June of 2012. The dividend provides a yield of approximately 2.3% at current market share prices.

•	Tangible book value was $20.25 per share at June 30, 2013, compared to $19.95 per share at March 31, 2013 and $18.86 per share a year ago.
•

Asset quality continued improving with nonperforming assets declining to $8.1 million, or 0.70% of total assets at June 30, 2013, compared to $8.9 million, or 0.77% of total assets at March 31, 2013 and $12.5 million, or 1.16% of total assets a year ago.

•	Average portfolio loans were $728.5 million for the second quarter of 2013, a 3% increase from the first quarter of 2013 and a 10% increase from the year ago quarter.
•	The allowance for loan losses totaled 2.30% of total portfolio loans at quarter end, compared to 2.31% at the end of the first quarter of 2013 and 2.51% a year ago.
•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at June 30, 2013, of 15.65%, compared to 15.07% at the end of the prior quarter and 15.44% a year ago.
•	Tangible common equity to tangible assets was 11.40% at June 30, 2013, compared to 11.37% in the preceding quarter and 11.47% a year ago.

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

“Contributions from our residential mortgage and employee benefits affiliates and our purchased receivables line of business generated revenue growth in the second quarter, said Joe Beedle, President and CEO of Northrim Bank.  “Second quarter 2013 volumes for our mortgage affiliate rebounded from the seasonal low of the first quarter and surpassed the strong volumes generated both in the second quarter and first half of 2012.  Mortgage volumes for new purchase activity are again the majority of the new mortgage loan volumes.  We continue to believe that loan origination volume at our residential mortgage affiliate will be a good contributor to earnings in 2013, although not at the same levels of last year.”

Alaska Economic Update

“Economic activity in Alaska is improving, both as a reflection of the general economic recovery in the nation and from the newly passed legislation designed to boost oil and gas exploration and production,” said Langland.

According to the Alaska Economic Report & Alaska Legislative Digest’s Special Report of July 6, 2013, “Oil activity is now picking up.”

An Anchorage Daily News article on July 7, 2013 stated that construction activity in Anchorage is also picking up.  “Through May 31, the Municipality of Anchorage had received building permit applications for an estimated $302.8 million worth of work.  During the first five months of 2012, $240.9 million worth of building permits were applied for -- a 25 percent year-over-year increase.  Since bottoming out in 2010 with $144.7 million in permit applications, Anchorage has seen steady growth.  The low figure in 2010 coincides with the lowest number of construction jobs statewide in the past decade.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy.   Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Alaska” tab.  Information from our website is not incorporated into, and does not form a part of, this press release.

Review of Operations:

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, continue to benefit from contributions from our complementary financial business services.  Total revenues increased 7% to $14.6 million in the second quarter of 2013 compared to $13.7 million in the first quarter of 2013 and were up 3% from $14.2 million in the second quarter of 2012.  For the first six months of 2013, total revenues increased 2% to $28.3 million from $27.8 million in the like period a year ago.

In the second quarter of 2013, net interest income grew 3% to $10.9 million, compared to $10.6 million in the immediate prior quarter and was up 4% from $10.5 million in the second quarter of 2012.  In the first six months of 2013, net interest income increased 3% to $21.5 million, compared to $20.9 million in the like period a year ago.

“The mix of our deposit balances together with growth in loans continues to help sustain our margin,” said Joe Schierhorn, Chief Financial Officer.  “In addition, our net interest margin continues to be well above the average for the SNL Bank and Thrift Index of 2.95% at March 31, 2013.”  In the second quarter of 2013, Northrim’s net interest margin (NIM) was 4.34%, up 2 basis points from 4.32% in the preceding quarter and down 17 basis points from 4.51% in the second quarter a year ago.  Year-to-date, NIM was 4.33% compared to 4.52% in the first six months of 2012.

Provision for Loan Losses

“Because of the continuing improvement in asset quality, we did not record a loan loss provision in the second quarter of 2013,” said Schierhorn.  The loan loss provision was $150,000 in the first quarter of this year and $89,000 in the second quarter of 2012.  For the first six months of 2013, the loan loss provision totaled $150,000, compared to $178,000 in the first six months of last year.

Other Operating Income

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

Northrim has interests in a number of complementary businesses that provide financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgage origination, and wealth management.  In the second quarter of 2013, total other operating income was up 18% to $3.7 million from $3.1 million in the preceding quarter, and consistent with the second quarter of 2012.  In the first six months of 2013, other operating income was $6.8 million, compared to $6.9 million in the first six months of 2012.  “We are continuing to make good progress on the renovation of our headquarters building,” said Chris Knudson, Chief Operating Officer. “While the project is underway, rental income from this asset is lower by approximately $180,000 per quarter.  We anticipate completion of the project later this year and plan to lease the newly renovated space in 2014.”

“As noted earlier, contributions from our mortgage affiliate rebounded in the second quarter from the lower levels in the first quarter of 2013,” Knudson continued.  “We are pleased to see the mix of mortgage activity returning to purchase transactions which is more sustainable than the wave of refinancing we saw last year.”

Purchased receivable income contributed $768,000 to second quarter 2013 revenues, compared to $702,000 in the preceding quarter and $712,000 in the second quarter a year ago.  For the first six months of 2013, purchased receivable financing increased 3% to $1.5 million, compared to $1.4 million a year ago.  The purchased receivable income varies from quarter to quarter depending upon the financing needs of our customers.

Employee benefit plan income contributed $632,000 to second quarter 2013 revenues, compared to $569,000 in the preceding quarter and $616,000 in the second quarter of 2012.    For the first six months of 2013, employee benefit plan income increased slightly to $1.20 million, compared to $1.16 million in the first six months of 2012.

In the second quarter of this year, service charges were $539,000, up 3% from $525,000 in the preceding quarter and down 5% from $569,000 in the second quarter a year ago.  In the first six months of 2013, services charges on deposit accounts declined 6% as compared to the same period a year ago, to $1.1 million.  In the second quarter of 2013, electronic banking income contributed $536,000, an increase of 6% from the first quarter of 2013 and an increase of 9% from the year ago quarter.  For the first six months of 2013, electronic banking income grew 7% to $1.0 million from $976,000 in the like period a year ago.  Gain on sale of securities contributed $318,000 to revenues in the first six months of 2013, compared to $273,000 in the first six months of 2012.

Other income grew in the second quarter of 2013 primarily due to a contribution from interest rate swap income.  Other income was $589,000 for the second quarter of 2013, an increase of 55% from the first quarter of 2013 and a decline of 14% from the second quarter of 2012.  For the first six months of 2013, other income was $968,000, compared to $1.3 million in the first six months of 2012.  Other income declined during the first six months of 2013 as compared to the same period in 2012 due primarily to a decrease in rental income noted above.

Other Operating Expenses

Overhead costs decreased in the quarter ending June 30, 2013, as compared to first quarter of 2013 reflecting cost control efforts and the $115,000 reversal of the reserve for purchased receivables due to the payoff of a specific account during the second quarter.  Total operating expenses decreased 3% to $9.4 million during the second quarter of 2013 compared to $9.7 million in the preceding quarter and increased 1% from $9.3 million in the second quarter a year ago.  Compensation costs were down 3% at $5.6 million in the second quarter, compared to the first quarter of 2013, and increased 8% from the second quarter a year ago.  The increase in compensation costs in the second quarter of 2013 as compared to the second quarter of 2012 was primarily due to the hiring of new employees at higher salary levels and increases in salaries of existing employees.  For the first six months of 2013, operating expenses were $19.1 million, flat with the first six months of 2012.  The 4% increase in compensation expenses was offset by lower occupancy costs and reduced expenses for OREO management.

Provision for Income Taxes

The provision for income taxes was $1.6 million, or 31% of second quarter 2013 pretax income, compared to $1.1 million, or 28% of pretax income in the preceding quarter and $1.6 million, or 32% of pretax income in the second quarter a year ago.  Year-to-date, the provision for income taxes was $2.7million, or 30% of pretax income for the first half of 2013, compared to $2.6 million, or 30% for the first half of 2012 pretax income.

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

Balance Sheet Review

Northrim’s assets totaled $1.16 billion at June 30, 2013, compared to $1.15 billion three months earlier and $1.07 billion a year ago.

Investment securities totaled $227.5 million at June 30, 2013, compared to $226.2 million at March 31, 2013 and $194.9 million a year ago.  At June 30, 2013, the investment portfolio was comprised of 60% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 11% Alaskan municipality, utility, or state agency securities, 26% corporate securities, 2% U.S. treasury securities, and 1% stock in the Federal Home Loan Bank of Seattle.  At June 30, 2013, the average estimated duration of the investment portfolio was two years.   The investment portfolio generated an average net tax equivalent yield of 1.32% for the second quarter of 2013.  “We are continuing to keep our investment portfolio in near-term maturities to fund loan growth and reduce the risk to principal balances as interest rates rise,” said Schierhorn.

“Following a $15 million payoff at the end of the quarter, our portfolio loans were down in the second quarter of 2013, compared to the preceding quarter, but they were up 9% year-over-year,” said Beedle.  “We are continuing to make steady progress in attracting and retaining seasoned lenders, and their efforts are keeping our pipeline of new business prospects strong.”  Average portfolio loan balances increased 3% in the quarter and 10% during the past twelve months to $745.4 million.  Portfolio loans totaled $718.2 million at June 30, 2013, compared to $721.6 million at March 31, 2013, and $656.9 million a year ago.

Commercial loans grew 3% in the quarter ended June 30, 2013 and 24% year-over-year to $299.0 million and accounted for 42% of portfolio loans, compared to $289.4 million three months earlier and $240.4 million a year ago.  Commercial real estate loans, of which 23% are owner occupied, totaled $335.1 million at June 30, 2013, and accounted for 47% of portfolio loans, compared to a total of $347.9 million at March 31, 2013, and $340.5 million at June 30, 2012.  Construction and land development loans totaled $52.7 million at the end of June and accounted for 7% of portfolio loans, compared to $52.8 million at March 31, 2013 and $40.9 million at June 30, 2012. “We are a leading lender for builders in the greater Anchorage market, and the residential construction market is continuing to grow,” Beedle added.

Loans held for sale increased to $15.8 million at the end of the second quarter of 2013, up from $11.5 million at March 31, 2013 and down from $22.6 million a year ago.  The average balance for the quarter for loans held for sale increased to $16.9 million at June 30, 2013, compared to $6.7 million at March 31, 2013 and $12.8 million a year ago, reflecting the seasonality in the mortgage market.  Northrim purchases these loans from its mortgage affiliate and sells them into the secondary market on pre-arranged commitments.

The mix of deposits continues to improve with balances in transaction accounts at June 30, 2013 representing 90% of total deposits, up from 88% a year ago.  At June 30, 2013, total deposits were $958.9 million, up 7% from $894.8 million a year ago and virtually flat compared to $954.9 million at March 31, 2013.

Noninterest-bearing demand deposits at June 30, 2013 increased 15% from a year ago, and interest-bearing demand deposits declined 1% over the same period.  At the end of the second quarter of 2013, money market and savings account balances were each up 13% from year-ago levels, while the Alaska CD (a flexible certificate of deposit program) balances increased 3% over the same period.  Time deposit balances at June 30, 2013 fell 14% compared to June 30, 2012.  At June 30, 2013, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 14%, savings deposits were 10%, money market balances accounted for 19%, the Alaska CD accounted for 11%, and time certificates were 10% of total deposits.

Shareholders’ equity increased 7% to $140.1 million, or $21.48 per share, at June 30, 2013, compared to $130.4 million, or $20.14 per share, a year ago.  At the end of the first quarter this year, shareholders’ equity was $138.1 million, or $21.19 per share.   Tangible book value per share was $20.25 at June 30, 2013, compared to $18.86 per share a year

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

ago and $19.95 per share at March 31, 2013.   Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 15.65% at June 30, 2013.

Asset Quality

“We have continued to improve our asset quality with a concerted effort from our staff throughout our organization,” said Beedle. The ratio of nonperforming assets (NPAs) to total assets dropped to 0.70% at June 30, 2013, down from 0.77% three months earlier and 1.16% a year ago.  NPAs were $8.1 million at June 30, 2013, compared to $8.9 million in the preceding quarter and $12.5 million a year ago.

Nonperforming loans (NPLs) improved to 0.53% of portfolio loans from 0.61% in the preceding quarter and 0.92% a year ago.  NPLs decreased to $3.8 million at June 30, 2013, as compared to $4.4 million at March 31, 2013 and $6.0 million a year ago.  Other real estate owned (OREO) was $4.3 million at the end of the second quarter of 2013, compared to $4.3 million in the preceding quarter and $6.4 million at the end of the second quarter of 2012.

Loans measured for impairment totaled $11.2 million at June 30, 2013, compared to $11.6 million at March 31, 2013, and $14.2 million in the second quarter a year ago.

At June 30, 2013, there were $2.8 million of restructured loans included in nonaccrual loans, as compared to $3.3 million at March 31, 2013, and $3.8 million at June 30, 2012.  At June 30, 2013, Northrim held $6.2 million in performing restructured loans that were not included in nonaccrual loans, as compared to $6.6 million at March 31, 2013, and $8.1 million at June 30, 2012.  “Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Schierhorn.  “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans increased to 431% at June 30, 2013, compared to 378% three months earlier, and 274% a year ago.  The allowance for loan losses was $16.5 million, or 2.30% of portfolio loans at June 30, 2013, compared to $16.6 million, or 2.31% of portfolio loans at the end of the preceding quarter and $16.5 million, or 2.51% of portfolio loans a year ago.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with ten branches in Anchorage, the Matanuska Valley, and Fairbanks serving 70% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.  Northrim was added to the U.S. Small-Cap Russell 2000®  Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes in June of 2012.

www.northrim.com

This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act.  These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Sources

http://www.adn.com/2013/07/07/2963135/moa-permits-up-25-percent-jobs.html#storylink=cpy

SNL Financial Bank and Thrift Index at www.snl.com

The Alaska Economic Report & Alaska Legislative Digest’s Special Report of July 6,  2013

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	June 30,	March 31,	Three Month	June 30,	One Year
	2013	2013	% Change	2012	% Change
Interest Income:
Interest and fees on loans	$10,734	$10,342	4%	$10,305	4%
Interest on portfolio investments	660	688	-4%	755	-13%
Interest on deposits in banks	46	62	-26%	63	-27%
Total interest income	11,440	11,092	3%	11,123	3%
Interest Expense:
Interest expense on deposits	310	338	-8%	423	-27%
Interest expense on borrowings	201	192	5%	204	-1%
Total interest expense	511	530	-4%	627	-19%
Net interest income	10,929	10,562	3%	10,496	4%

Provision for loan losses	-	150	-100%	89	-100%
Net interest income after provision for loan losses	10,929	10,412	5%	10,407	5%

Other Operating Income:
Purchased receivable income	768	702	9%	712	8%
Employee benefit plan income	632	569	11%	616	3%
Service charges on deposit accounts	539	525	3%	569	-5%
Equity in earnings from mortgage affiliate	538	242	122%	405	33%
Electronic banking income	536	504	6%	493	9%
Gain on sale of securities	100	218	-54%	246	-59%
Other income	589	379	55%	684	-14%
Total other operating income	3,702	3,139	18%	3,725	-1%

Other Operating Expense:
Salaries and other personnel expense	5,586	5,735	-3%	5,154	8%
Occupancy expense	858	888	-3%	920	-7%
Marketing expense	445	447	0%	435	2%
Professional and outside services	309	349	-11%	287	8%
Equipment expense	301	278	8%	342	-12%
Insurance expense	261	144	81%	301	-13%
Intangible asset amortization expense	59	58	2%	65	-9%
OREO expense, rental income and gains on sale, net	12	(6)	NM	118	-90%
Reserve for (Recovery from) Purchased Receivables	(115)	84	-237%	-	NA
Other expense	1,675	1,720	-3%	1,673	0%
Total other operating expense	9,391	9,697	-3%	9,295	1%

Income before provision for income taxes	5,240	3,854	36%	4,837	8%
Provision for income taxes	1,635	1,090	50%	1,551	5%
Net income	3,605	2,764	30%	3,286	10%
Less: Net income attributable to the noncontrolling interest	109	90	21%	144	-24%
Net income attributable to Northrim BanCorp	$3,496	$2,674	31%	$3,142	11%

Basic EPS	$0.54	$0.41	32%	$0.49	10%
Diluted EPS	$0.53	$0.41	29%	$0.48	10%
Average basic shares	6,515,414	6,512,455	0%	6,469,909	1%
Average diluted shares	6,591,003	6,590,807	0%	6,573,729	0%

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

Income Statement
(Dollars in thousands, except per share data)	Six Months Ended June 30,
(Unaudited)			One Year
	2013	2012	% Change
Interest Income:
Interest and fees on loans	$ 21,076	$ 20,530	3%
Interest on portfolio investments	1,348	1,542	-13%
Interest on deposits in banks	108	103	5%
Total interest income	22,532	22,175	2%
Interest Expense:
Interest expense on deposits	648	907	-29%
Interest expense on borrowings	393	418	-6%
Total interest expense	1,041	1,325	-21%
Net interest income	21,491	20,850	3%

Provision for loan losses	150	178	-16%
Net interest income after provision for loan losses	21,341	20,672	3%

Other Operating Income:
Purchased receivable income	1,470	1,424	3%
Employee benefit plan income	1,201	1,156	4%
Service charges on deposit accounts	1,064	1,137	-6%
Electronic banking Income	1,040	976	7%
Equity in earnings from mortgage affiliate	780	706	10%
Gain on sale of securities	318	273	16%
Other income	968	1,260	-23%
Total other operating income	6,841	6,932	-1%

Other Operating Expense:
Salaries and other personnel expense	11,321	10,860	4%
Occupancy expense	1,746	1,916	-9%
Marketing expense	892	872	2%
Professional and outside services	658	676	-3%
Equipment expense	579	636	-9%
Insurance expense	405	419	-3%
OREO expense, rental income and gains on sale, net	6	215	-97%
Reserve for (Recovery from) Purchased Receivables	(31)	-	NM
Intangible asset amortization expense	117	129	-9%
Other expense	3,395	3,330	2%
Total other operating expense	19,088	19,053	0%

Income before provision for income taxes	9,094	8,551	6%
Provision for income taxes	2,725	2,577	6%
Net income	6,369	5,974	7%
Less: Net income attributable to the noncontrolling interest	199	256	-22%
Net income attributable to Northrim BanCorp	$ 6,170	$ 5,718	8%

Basic EPS	$ 0.95	$ 0.88	8%
Diluted EPS	$ 0.94	$ 0.87	8%
Average basic shares	6,513,935	6,468,724	1%
Average diluted shares	6,590,899	6,570,094	0%

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	Three Month	June 30,	One Year
	2013	2013	% Change	2012	% Change

Assets:
Cash and due from banks	$29,216	$28,648	2%	$34,560	-15%
Interest bearing deposits in other banks	78,269	73,879	6%	76,144	3%
Portfolio investments	227,503	226,157	1%	194,851	17%

Loans:
Loans held for sale	15,811	11,454	38%	22,629	-30%
Portfolio loans
Commercial loans	299,033	289,389	3%	240,395	24%
Commercial real estate	335,061	347,857	-4%	340,530	-2%
Construction loans	52,695	52,795	0%	40,922	29%
Consumer loans	34,783	35,029	-1%	38,260	-9%
Unearned loan fees, net	(3,415)	(3,461)	-1%	(3,257)	5%
Total portfolio loans	718,157	721,609	0%	656,850	9%
Total loans	733,968	733,063	0%	679,479	8%
Allowance for loan losses	(16,528)	(16,641)	-1%	(16,490)	0%
Net loans	717,440	716,422	0%	662,989	8%
Purchased receivables, net	26,546	18,683	42%	23,650	12%
Other real estate owned, net	4,293	4,516	-5%	6,448	-33%
Premises and equipment, net	28,200	27,912	1%	27,797	1%
Goodwill and intangible assets	8,053	8,111	-1%	8,292	-3%
Other assets	45,330	46,830	-3%	37,346	21%
Total assets	$1,164,850	$1,151,158	1%	$1,072,077	9%

Liabilities:
Demand deposits	$344,978	$344,012	0%	$298,953	15%
Interest-bearing demand	137,788	144,683	-5%	139,220	-1%
Savings deposits	93,714	92,227	2%	83,100	13%
Alaska CDs	105,568	102,584	3%	102,481	3%
Money market deposits	185,654	179,138	4%	164,942	13%
Time deposits	91,230	92,269	-1%	106,077	-14%
Total deposits	958,932	954,913	0%	894,773	7%
Securities sold under repurchase agreements	20,321	13,411	52%	15,265	33%
Other borrowings	6,629	6,675	-1%	4,553	46%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	20,356	19,497	4%	5,803	251%
Total liabilities	1,024,796	1,013,054	1%	938,952	9%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	139,979	138,025	1%	130,348	7%
Noncontrolling interest	75	79	-5%	77	-3%
Total shareholders' equity	140,054	138,104	1%	130,425	7%
Total liabilities and shareholders' equity	$1,164,850	$1,151,158	1%	$1,069,377	9%

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2013	2013	2012
Asset Quality:
Nonaccrual loans	$3,833	$4,292	$5,922
Loans 90 days past due	-	112	91
Total nonperforming loans	3,833	4,404	6,013
Other real estate owned	4,293	4,516	6,448
Total nonperforming assets	$8,126	$8,920	$12,461
Performing restructured loans	$6,244	$6,582	$8,143
Nonperforming loans / portfolio loans	0.53%	0.61%	0.92%
Nonperforming assets / total assets	0.70%	0.77%	1.16%
Allowance for loan losses / portfolio loans	2.30%	2.31%	2.51%
Allowance for loan losses / nonperforming loans	431%	378%	274%
Gross loan charge-offs for the quarter	$355	$14	$128
Gross loan (recoveries) for the quarter	$(242)	$(96)	$(240)
Net loan charge-offs (recoveries) for the quarter	$113	$(82)	$(112)
Net loan charge-offs (recoveries) year-to-date	$31	$(82)	$192
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.02%	(0.01%)	(0.02%)
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.01%	(0.05%)	0.06%

Capital Data (At quarter end):
Book value per share	$21.48	$21.19	$20.14
Tangible book value per share[1]	$20.25	$19.95	$18.86
Tangible Common Equity/Tangible Assets[2]	11.40%	11.37%	11.47%
Tier 1 Capital / Risk Adjusted Assets	15.65%	15.07%	15.44%
Total Capital / Risk Adjusted Assets	16.91%	16.32%	16.70%
Tier 1 Capital / Average Assets	13.28%	13.41%	13.33%
Shares outstanding	6,515,414	6,513,096	6,470,518
Unrealized gain on AFS securities, net of income taxes	$639	$1,328	$984

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[3]	4.34%	4.32%	4.51%
Efficiency ratio[4]	63.78%	70.35%	64.90%
Return on average assets	1.22%	0.97%	1.19%
Return on average equity	10.03%	7.86%	9.74%

Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)[3]	4.33%	4.32%	4.52%
Efficiency ratio[4]	66.96%	70.35%	68.12%
Return on average assets	1.10%	0.97%	1.09%
Return on average equity	8.96%	7.86%	8.94%

Northrim Reports Second Quarter Profits of $3.5 Million

July 23, 2013

[1] Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.
	Book value per share	Tangible book value per share
Northrim BanCorp shareholder's equity	139,979,000	139,979,000
Less: goodwill and intangible assets	N/A	(8,053,000)
	139,979,000	131,926,000
Divided by shares outstanding	6,515,414	6,515,414
	$ 21.48	$ 20.25

[2] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 12.02% at June 30, 2013 as compared to 12.00% at March 31, 2013 and
12.17% at June 30, 2012.

[3] Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of
41.11% in both 2013 and 2012.

[4] The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

Average Balances
(Dollars in thousands)
(Unaudited)
	June 30,	March 31,	Three Month	June 30,	One Year
	2013	2013	% Change	2012	% Change

Average Quarter Balances
Loans held for sale	$16,866	$6,652	154%	$12,768	32%
Portfolio loans	728,491	710,145	3%	664,435	10%
Total loans	745,357	716,797	4%	677,203	10%

Total earning assets	1,022,899	1,004,804	2%	949,977	8%
Total assets	1,145,920	1,114,376	3%	1,064,547	8%

Noninterest-bearing deposits	333,598	320,385	4%	291,855	14%
Interest-bearing deposits	610,784	603,273	1%	597,878	2%
Total deposits	944,382	923,658	2%	889,733	6%

Shareholders' equity	139,743	137,893	1%	129,784	8%

Average Year-to-date Balances
Loans held for sale	$11,787	$6,652	77%	$14,015	-16%
Portfolio loans	719,369	710,145	1%	659,184	9%
Total loans	731,156	716,797	2%	673,199	9%

Total earning assets	1,013,902	1,004,804	1%	942,054	8%
Total assets	1,130,235	1,114,376	1%	1,055,709	7%

Noninterest-bearing deposits	327,028	320,385	2%	288,726	13%
Interest-bearing deposits	607,050	603,273	1%	592,271	2%
Total deposits	934,078	923,658	1%	880,997	6%

Shareholders' equity	138,823	137,893	1%	128,562	8%

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Note Transmitted on GlobeNewswire on July  23, 2013, at 12:00 pm Alaska Standard Time.